Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Darren Podrabsky	Investor Relations
Glowpoint, Inc.	Glowpoint, Inc.
+1 973-855-3411	+1 973-855-3411
dpodrabsky@glowpoint.com	investorrelations@glowpoint.com
www.glowpoint.com	www.glowpoint.com

Glowpoint Enters Into Definitive Agreement to Acquire Affinity VideoNet
Acquisition expands OpenVideo® platform to Affinity’s global professional services customers

•	Deal will strengthen position as largest pure play cloud based managed video service provider to global enterprises

•	Expects acquisition to become accretive in Q1 2013

•	Following the closing, sees 2013 revenue in the range of $40 million and 20% non-GAAP adjusted EBITDA margins

MURRAY HILL, N.J., August 13, 2012, Glowpoint, Inc., (NYSE MKT: GLOW), a leading global provider of cloud managed video services, announced today that it has entered into a definitive agreement to acquire privately held Affinity VideoNet, a leading provider of public videoconferencing rooms and managed videoconferencing services to professional service organizations across the world.

Affinity’s global professional services customers, which include many of the largest global executive search firms and law firms, will have access to an expanded array of services using Glowpoint’s OpenVideo® cloud platform. Peter Holst, president and CEO of Affinity VideoNet, will join the Glowpoint executive team as Senior Vice President of Business Development. Holst will lead the integration efforts, ensuring that the existing Affinity customer base begins to benefit from expanded services on the OpenVideo® platform and focusing on the seamless delivery of managed services with the combined operation.

Glowpoint entered into a definitive purchase agreement to acquire Affinity for a combination of cash, stock and seller’s note. The purchase price is composed of $7.75 million cash to be paid at closing; a $2.75 million, two-year seller's note; and the issuance of 2,650,000 shares of common stock, representing slightly less than ten percent of Glowpoint's diluted shares outstanding. The transaction is scheduled to close in the current quarter subject to completion of the definitive term loan and revolver loan documents, which will fund the cash portion of the acquisition and provide additional working capital.

“We are very excited to bring the Affinity VideoNet team and clients into the Glowpoint family,” stated Joe Laezza, president and CEO of Glowpoint. “Through this acquisition, our combined customer base will have access to a broader suite of cloud services delivered from the OpenVideo® cloud, and broader offering of managed services delivered with the highest quality experience and support for our customers.”

Affinity offers high definition videoconferencing suites and bridging and conferencing services, providing “just like being there” meetings that customers demand. Delivering services with the approach of being more than just a videoconferencing connection, Affinity’s client service team delivers assurance that each meeting will be managed to a level at or above customer expectations. Affinity provides a virtual meeting experience

Exhibit 99.1

for those with mobility in mind, as well as access to high definition videoconferencing suites - all designed to make meetings productive, simple, and effortless.

“The Glowpoint business model and service platform is a perfect fit for enhancing Affinity’s existing business. As we fully integrate Affinity into Glowpoint’s OpenVideo® service platform, we expect the strong synergies of this deal to provide considerable benefits to our value,” said Tolga Sakman, Glowpoint’s acting CFO and SVP of Corporate Development.

“Affinity and Glowpoint share common cultures of dedication to our customers and employees. The combined strength of our leadership team will drive the ability to serve and grow our global customers who are clear in their desire to engage large scale, value-adding service partners capable of aggregating multiple services to multiple locations and regions. We are very excited to be entering this phase of our company’s evolution with the Glowpoint team,” said Pete Holst, president and CEO of Affinity.

As previously announced, Glowpoint will report second quarter results on August 14 and will host a conference call at 4:30PM EDT that day to discuss Q2 operating results and the agreement to acquire Affinity.

Supporting Resources:

•	Glowpoint Investor Information

•	Affinity VideoNet

About Glowpoint

Glowpoint, Inc. (NYSE MKT: GLOW) provides cloud managed video services that make the delivery of consistently high-quality videoconferencing and telepresence service as simple as using the internet, between any technology, network and business. Using our OpenVideo® cloud architecture, Glowpoint enables organizations of all sizes to adopt business-class video easily, scale instantly and collaborate openly, yet securely across technology boundaries – to realize the full value of visual communications. To learn more please visit www.glowpoint.com.

About Affinity

Affinity founded the public video room industry more than 20 years ago, establishing industry standards for today’s forward-thinking video solutions. Their commitment to innovation, efficiency, cost effectiveness and achievement has made its video services the number one choice for Professional Service Organizations operating in the areas of recruitment, law, events and corporate policy. Learn more by visiting www.affinityvideo.net.

Forward looking and cautionary statements

The information in this release may contain statements that are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission. We make no representation or warranty that the information contained herein is complete and accurate; we have no duty to correct or update any information.